Exhibit 5.1

BEIJING	400 South Hope Street	SAN FRANCISCO
BRUSSELS	Los Angeles, California 90071-2899	SEOUL
CENTURY CITY		SHANGHAI
HONG KONG	TELEPHONE (213) 430-6000	SILICON VALLEY
JAKARTA†	FACSIMILE (213) 430-6407	SINGAPORE
LONDON	www.omm.com	TOKYO
NEWPORT BEACH		WASHINGTON, D.C.
NEW YORK

OUR FILE NUMBER 237,480-023

October 3, 2013

Edwards Lifesciences Corporation

One Edwards Way

Irvine, CA 92614

Re:                             2.875% Senior Notes due 2018 of Edwards Lifesciences Corporation

Ladies and Gentlemen:

We have acted as special counsel to Edwards Lifesciences Corporation, a Delaware corporation (the “Company”) in connection with the issuance and sale of $600,000,000 aggregate principal amount of the Company’s 2.875% Senior Notes due 2018 (the “Notes”), pursuant to an Underwriting Agreement, dated as of September 24, 2013 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the several underwriters (collectively, the “Underwriters”).  The Notes constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-191022) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 6, 2013. The Notes are being issued pursuant to an indenture, dated of as September 6, 2013, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 3, 2013, between the Company and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  In our examination, we have assumed that the certificates for the Notes will conform to the forms thereof examined by us, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties.  As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral

† In association with Tumbuan & Partners

or written statements and representations of officers and other representatives of the Company.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the authentication of the certificates representing the Notes by a duly authorized signatory of the Trustee in accordance with the Indenture, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement, and to the reference to O’Melveny & Myers LLP under the captions “Legal Matters” and “Validity of the Notes” in the prospectus and prospectus supplement, respectively, constituting a part of such Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP